Exhibit 32.1

Certification*

In connection with the Quarterly Report of Health-Chem Corporation, (the “Company”), on Form 10-QSB for the quarter ending March 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Periodic Report”) pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C.§ 1350), Andy Yurowitz, Chief Executive Officer of the Company, and Ronald Burghauser, Chief Financial Officer of the Company, each hereby certifies that, to the best of his knowledge:

1. The Periodic Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act, and

2. The information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by the Periodic Report.

Date: July 2, 2007	By:	/s/ Andy Yurowitz
Andy Yurowitz Chief Executive Officer (Principal Executive Officer)

Date: July 2, 2007	By:	/s/ Ronald Burghauser
Ronald Burghauser Chief Financial Officer (Principal Financial Officer)

* This certification accompanies the Periodic Report to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Health-Chem Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Periodic Report), irrespective of any general incorporation language contained in such filing.